Exhibit 5.1

J.P. Galda & Co.

Attorneys-at-Law

40 East Montgomery Avenue, LTW 220

Ardmore, Pennsylvania 19003

Telephone: 215-815-1534

January 28, 2022

Revelation Biosciences, Inc.

4660 La Jolla Village Drive, Suite 100

San Diego, California 92122

Ladies and Gentlemen:

Re:	Registration on Form S-1

We have acted as counsel to Revelation Biosciences, Inc.., a corporation incorporated under the laws of the State of Delaware (the “Corporation”), in connection with a Registration Statement on Form S-1(the “Registration Statement”) relating to the registration with the U.S. Securities and Exchange Commission under the U.S. Securities Act of 1933, as amended (the “Securities Act”), of resales of an aggregate of 5,173,334 shares of common stock of the Corporation, par value $0.001 per share (the “Common Stock”), to be sold as provided in the form of Prospectus included as part of the Registration Statement (the “Offering”).

We have examined such documents and have reviewed such questions of law as we have considered necessary and appropriate for the purpose of the opinions set forth below.

In rendering the opinions set forth below, we have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures and the conformity to authentic originals of all documents submitted to us as copies. We have also assumed the legal capacity for all purposes relevant hereto of all natural persons and, with respect to all parties to agreements or instruments relevant hereto, other than the Corporation, that such parties had the requisite power and authority (corporate or otherwise) to execute deliver and perform such agreements or instruments, that such agreements or instruments have been duly authorized by all requisite action (corporate or otherwise), executed and delivered by such parties and that such agreements or instruments are the valid, binding and enforceable obligations of such parties. As to questions of fact material to our opinions, we have relied upon certificates of officers of the Corporation and of public officials.

Based upon and subject to the foregoing, we are of the opinion that the (i) 1,293,126 shares of Common Stock issued to the Selling Stockholder to be registered in the Registration Statement have been duly authorized, validly issued, fully paid and non-assessable and (ii) 3,879,793 shares of Common Stock to be issued pursuant to the Corporation’s currently outstanding warrants registered for resale in the Registration statement, when exercised in accordance with the terms of such warrants, will be validly issued, fully paid and nonassessable.

We hereby consent to the filing of this letter as an exhibit to the Registration Statement. In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the United States Securities Act of 1933, as amended, or the rules and regulations of the SEC thereunder.

These opinions are expressed as of the date hereof, and we disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed herein or of any subsequent changes in applicable law.

Very truly yours

/s/ Joseph P. Galda